                                                                   Exhibit 10(i)

                            TIME BROKERAGE AGREEMENT

         Time Brokerage Agreement ("Agreement") dated as of October 10, 1997, by and among REDWOOD BROADCASTING, INC., a Colorado corporation ("Redwood"), ALTA CALIFORNIA BROADCASTING, INC., a California corporation which is a wholly-owned subsidiary of Redwood ("Alta"), POWER SURGE, INC., a Delaware corporation ("Power"), NORTHERN CALIFORNIA BROADCASTING, INC., a Colorado corporation ("NCB") (Redwood, Alta, Power and NCB referred to herein collectively as "Licensee"), and REGENT COMMUNICATIONS, INC., a Delaware corporation, or its permitted assignee ("Broker").

         WHEREAS, Alta, Power and NCB are the licensees of the radio stations set forth on ATTACHMENT A hereto (referred to herein collectively as the "Stations"); and

         WHEREAS, Alta and Broker have entered into an Agreement of Merger, dated October 10, 1997 (the "Merger Agreement") for the acquisition by Broker of all of the outstanding stock of Alta pursuant to which there will result a transfer of control of the Stations to Broker; and

         WHEREAS, Licensee, while maintaining control over the Stations' finances, personnel matters and programming desires to accept and broadcast programming supplied by Broker or its subsidiaries on the Stations subject to the terms and conditions set forth herein.

         NOW, THEREFORE, for and in consideration of the mutual covenants herein contained, the parties hereto have agreed and do agree as follows:

         1. AIR TIME AND TRANSMISSION SERVICES. Licensee agrees, beginning on October 15, 1997 (the "Commencement Date") to make the Stations' studio and broadcast facilities available to Broker, and to broadcast, or cause to be broadcast, on the Stations, according to the terms hereof, programming designated and provided by Broker (the "Programming").

         2. PAYMENTS. Broker hereby agrees to pay Licensee the amounts specified in ATTACHMENT B for the right, from and after the Commencement Date, to broadcast the Programming on the terms and conditions herein provided. Payments of the estimated Monthly Fee (as defined in ATTACHMENT B), subject to adjustment according to ATTACHMENT B, are due and payable in full on the first day of each calendar month for which such payment is intended to be applied and shall be prorated for any partial calendar month at the beginning or end of the term hereof. The failure of Licensee to demand or insist upon prompt payment in accordance herewith shall not constitute a waiver of its right to do so. Broker shall receive a payment credit for any Programming not broadcast by any Station (a "Credit"), such Credit to be determined by multiplying the monthly payment by the ratio of the amount of time preempted or not accepted to the total number of hours of Programming each month. No credit shall be due on account of any Programming rejected for failure to comply with the standards for Programming set forth in this Agreement.

         3. TERM. The term of this Agreement shall begin on the Commencement Date and end on the earliest of (i) the Closing Date, as defined in the Merger Agreement, or (ii) the date which is ten (10) days following any termination of the Merger Agreement in accordance with the terms thereof (such date hereinafter referred to as the "Termination Date," and such period of time as the "Term").

         4. PROGRAMMING. Broker shall furnish or cause to be furnished the Programming, which shall be an entertainment format and may include, without limitation, news, promotions (including on-air giveaways), contests, syndicated programs, barter programs, paid-for programs, locally-produced programs, advertising commercial matter, including that in both program or spot announcement forms, and public service information; provided, however, that the Programming on each Station shall include news, public service announcements and other programming on issues of importance to the local community as reasonably requested by Licensee. The Programming shall be consistent with the standards set forth in ATTACHMENT D. All actions or activities of Broker under this Agreement, and all Programming provided by Broker shall be in accordance with
(i) the Communications Act of 1934, as amended; (ii) Federal Communications Commission (the "FCC") rules, requirements and policies, including, without limitation, the FCC's rules on plugola/payola, lotteries, station identification, minimum operating schedule, sponsorship identification, political programming and political advertising rates; (iii) all applicable federal, state and local regulations and policies; and (iv) generally accepted quality standards consistent with Licensee's past practices. Broker agrees that, if in the sole, good faith judgment of the Licensee or any of the Stations' General Managers, Broker does not comply with the standards of this paragraph, Licensee may suspend or cancel any Programming not in compliance. Broker shall not be entitled to a Credit for Programming not broadcast over the Station on account of any Programming rejected for failure to comply with the standards for Programming set forth in this Section 4. The right to use the Programming and to authorize its use in any manner and in any media whatsoever shall be, and remain, vested solely in Broker, subject in all events to the rights, if any, of others in such Programming.

         5. SPECIAL EVENTS. Licensee reserves the right in its discretion, and without liability, to preempt, delay or delete any of the broadcasts of the Programming and to substitute programming which in Licensee's judgment is of greater local, regional or national importance. In all such cases, Licensee shall use its best efforts to give Broker reasonable notice of its intention to preempt such Programming, and, in the event of such preemption, Broker shall receive a payment credit for the Programming so omitted consistent with the intent and pursuant to the terms of Section 2 hereof.

         6. ADVERTISING AND PROGRAMMING REVENUES. Broker shall retain all advertising and other revenues, and all accounts receivable, with respect to Programming broadcast during the Term, and relating to the Programming it delivers to the Stations for broadcast during the Term, including without limitation, promotion-related revenues. Licensee and Broker each shall have the right, at their own expense, to seek copyright royalty payments for their own programming. Broker may sell advertising on the Stations in combination with the sale of advertising on other broadcasting stations of its choosing, subject to compliance with applicable law.

         7. STATION FACILITIES. Subject to the qualifications set forth in this Agreement, throughout the term of this Agreement, Licensee shall make the facilities and equipment of the Stations in good operating condition and repair available to Broker for operation and broadcast with the maximum authorized facilities twenty-four (24) hours a day, seven (7) days a week, except for downtime occasioned by either (i) emergency maintenance or (ii) routine maintenance not to exceed two (2) hours each Sunday morning between the hours of 12 midnight and 5:00 a.m., and except for such programs and announcements prepared by and put on the air by Licensee in order to meet local needs and issues requirements, said programs and announcements not to exceed one (1) hour each Sunday morning at a mutually agreed upon time between the hours of 5:00 a.m. and 7:00 a.m. Broker shall not be entitled to a Credit for Programming not broadcast over the Stations for periods specified in this Section 7 hereof. To the extent practicable, any maintenance work affecting the operation of the Stations at full power shall be scheduled upon at least forty-eight (48) hours prior notice with the agreement of Broker, such agreement not to be unreasonably withheld.

         8. RIGHT OF ACCESS. Broker and Broker's employees or agents shall at all times be afforded reasonable access to the Stations in order to perform their duties in connection with the production and transmission of the Programming over the facilities of the Stations. Broker shall have the right to install at Licensee's and/or Broker's premises, and to maintain throughout the term of this Agreement, at Broker's expense, any microwave studio/transmitter relay equipment, telephone lines, transmitter remote control, monitoring devices or any other equipment necessary for the proper transmission of the Programming on the Stations, and Licensee and Broker shall take all steps reasonably necessary to prepare and file any applications with the FCC to effectuate such proper transmission.

         9. FORCE MAJEURE. Any failure or impairment of facilities or any delay or interruption in broadcasting the Programming, or failure at any time to furnish facilities, in whole or in part, for broadcasting, due to acts of God, strikes, or threats thereof, force majeure, or due to causes beyond the control of Licensee, shall not constitute a breach of this Agreement, and Licensee shall not be liable to Broker for any damages or adjustments for such failure, impairment, delay or interruption, except to the extent of allowing in each such case an appropriate payment credit for Programming available to Licensee but not carried consistent with the intent and pursuant to the terms of Section 2 hereof.

         10. LICENSEE CONTROL OF STATIONS. Notwithstanding anything to the contrary in this Agreement, Licensee shall have full authority, control and power over the operation of the Stations during the period of this Agreement. Licensee shall retain control, said control to be reasonably exercised, over the policies, programming and operations of the Stations, including, without limitation, the right to decide whether to accept or reject any Programming or advertisements, the right to preempt any Programming in order to broadcast a program deemed by Licensee to be of greater national, regional, or local interest, and the right to take any other actions necessary for compliance with the laws of the United States; the laws of the relevant states; the rules, regulations, and policies of the FCC (including without limitation the prohibition on unauthorized transfers of control); and the rules, regulations and policies of other federal governmental authorities, including without limitation the Federal Trade Commission and the Department of Justice. Licensee shall be responsible for ensuring that FCC requirements are met with respect to ascertainment of the problems, needs and interests of the community, public service programming, main studio staffing, maintenance of public inspection files and the preparation of quarterly issues/programs lists. Broker shall, upon request by Licensee, provide Licensee with information with respect to such of Broker's programs which are responsive to the problems, needs and interests of the community, so as to assist Licensee in the preparation of required quarterly issues/programs lists, and shall provide upon request other information to enable Licensee to prepare other records, reports and logs required by the FCC or other local, state or federal governmental agencies. Whenever on the Stations' premises, all Broker personnel shall be subject to the supervision and the direction of Licensee's designated personnel.

         11. RESPONSIBILITY FOR EMPLOYEES AND EXPENSES. Licensee shall employ two full time employees at each main studio of the Stations (or such lesser or greater number of employees as may be required by FCC rules). One of the employees shall be a manager. Licensee's employees shall report to and be accountable to Licensee and shall be ultimately responsible for the day-to-day operation of the Stations. Licensee shall be directly responsible for paying the salaries, taxes, insurance and related costs for such employees (the "Licensee Employee Expenses"). Licensee shall be responsible for paying directly (i) transmitter site rent/mortgage for the Stations; (ii) costs for maintenance and repair of the transmission and other technical equipment; (iii) costs for capital improvements and replacements; and (iv) transmitter site utilities for the Stations ("Licensee Transmitter Expenses"). Licensee shall be responsible for paying directly all income taxes relating to Licensee's earnings from this arrangement. Broker shall employ and be responsible for the salaries, taxes, insurance and related costs for all personnel used in the production of the Programming (including, without limitation, salespeople, traffic personnel, administrative and programming staff) for Broker's use of the studio and for routine maintenance and repair thereto (as opposed to maintenance and repair of the transmission and other technical equipment and capital improvements and replacements which shall be Licensee's responsibility). Excluding those expenses for which Licensee is making payments as set forth in this Section 11, during the Term, Broker shall be responsible for paying all other expenses reasonably and directly related to the continued operation of the Stations subject to the covenants of the parties to this Agreement (the "Other Expenses"), and further subject to the ultimate authority, control and power of Licensee.

                  11.1     EMPLOYEE MATTERS.

                           11.1.1 Licensee shall be responsible for the payment
of all compensation and accrued employee benefits payable to all Licensee employees through the Commencement Date.

                           11.1.2 Licensee acknowledges and agrees that
Licensee, and not Broker, is and shall be solely responsible for any and all insurance, supplemental pension, deferred compensation, retirement and any other benefits, and related costs, premiums and claims due, to become due, committed or otherwise promised to any person who, up to the Commencement Date is a retiree, former employee, or current employee of Licensee, relating to the period up to the Commencement Date. Broker shall assume no employee benefit plans, programs or practices, whether or not set forth in writing, maintained by Licensee at any time.

12.      STATION AGREEMENTS.

                  12.1. ASSIGNMENT AND ASSUMPTION OF STATION AGREEMENTS. On the Commencement Date, Licensee shall assign to Broker and Broker shall assume, subject to the provisions of this Section 12, the obligations of Licensee arising or to be performed on and after the Commencement Date (except to the extent such obligations represent liabilities for activities, events or transactions occurring, or conditions existing, on or prior to the Commencement
Date) under (a) all of the contracts which comprise Broadcast Assets (as defined in the Merger Agreement), excluding (i) contracts and agreements relating to the Licensee Employee Expenses, (ii) contracts and agreements relating to the Licensee Transmitter Expenses, (iii) Licensee's financing agreements and (iv) corporate level contracts and agreements, except, if any, those listed on ATTACHMENT C (collectively, the contracts and agreements to be assigned by Licensee and assumed by Broker are referred to as the "Station Agreements"). Licensee hereby makes and incorporates by reference the representations and warranties of Sellers in Section 20(k) of the Merger Agreement. Licensee represents and warrants that the Station Agreements are freely assignable, or, if consent of the other contracting party to the assignment is required, Licensee to use its reasonable best efforts to obtain such consent as promptly as practicable. As of the Commencement Date, Licensee shall have paid all amounts due on and shall have performed all obligations due under the Station Agreements as of that date.

                  12.2 CONSENTS TO ASSIGNMENT. To the extent that any Station Agreement is not capable of being assigned, transferred, delivered or subleased without the waiver or consent of any third person (including a government or governmental unit), or if such assignment, transfer, delivery or sublease or attempted assignment, transfer, delivery or sublease would constitute a breach thereof or a violation of any law or regulation, this Agreement and any assignment executed pursuant thereto shall not constitute an assignment, transfer, delivery or sublease or an attempted assignment, transfer, delivery or sublease thereof. In those cases where consents, assignments, releases and/or waivers have not been obtained at or prior to the Commencement Date to the transfer and assignment to Broker of any Station Agreement, this Agreement and any assignment executed pursuant hereto, to the extent permitted by law, shall constitute an equitable assignment by Licensee to Broker of all of Licensee' rights, benefits, title and interest in and to the Station

Agreements, and where necessary or appropriate, Broker shall be deemed to be Licensee's agent for the purpose of completion, fulfilling and discharging all of Licensee's rights and liabilities arising after the Commencement Date under such Station Agreements. Licensee shall use its reasonable best efforts to provide Broker with the financial and business benefits of such Station Agreements (including, without limitation, permitting Broker to enforce any rights of licensee arising under such Station Agreements), and Broker shall, to the extent Broker is provided with the benefits of such Station Agreements, assume, perform and in due course pay and discharge all debts, obligations and liabilities of Licensee under such Station Agreements to the extent that Broker was to assume those obligations pursuant to the terms hereof.

                  12.3 RETAINED LIABILITIES. Except as set forth in Sections 11 and 12 hereof, Broker expressly does not, and shall not, assume or agree to pay, satisfy, discharge or perform and will not be deemed by virtue of the execution and delivery of this Agreement or any agreement, instrument or document delivered pursuant to or in connection with this Agreement or otherwise by reason of or in connection with the consummation of the transactions contemplated hereby or thereby, to have assumed or to have agreed to pay, satisfy, discharge or perform, any liabilities, obligations or commitments of Licensee of any nature whatsoever whether accrued, absolute, contingent or otherwise and whether or not disclosed by Broker, other than the Station Agreements. Licensee will retain and pay, satisfy, discharge and perform in accordance with the terms thereof, all liabilities and obligations of the Licensee, other than the Station Agreements, including but not limited to, the obligation to assume, perform, satisfy or pay any liability, obligation, agreement, debt, charge, claim, judgment or expense incurred by or asserted against Licensee related to taxes, environmental matters, pension or retirement plans or trusts, profit-sharing plans, employment contracts, employee benefits, severance of employees, product liability or warranty, negligence, contract breach or default, copyright, trademarks, service mark, trade name and other intellectual property, or other obligations, claims or judgments asserted against Broker as successor in interest to Licensee. All such liabilities, obligations and commitments of Licensee described in this Section 12.3 shall be referred to herein collectively as the "Retained Liabilities."

         13. ACCOUNTS RECEIVABLE. Broker acknowledges that all accounts receivable arising prior to the Commencement Date in connection with the operation of the Stations, including but not limited to accounts receivable for advertising revenues for programs and announcements performed prior to the Commencement Date and other broadcast revenues for services performed prior to the Commencement Date, shall remain the property of Licensee (the "Licensee Accounts Receivable") and that Broker shall not acquire any beneficial right or interest therein or responsibility therefor. For a period of one hundred twenty
(120) days from the Commencement Date ("Collection Period"), Broker agrees to use reasonable efforts to assist Licensee in collection of the Licensee Accounts Receivable in the normal and ordinary course of business and will apply all such amounts collected to the debtor's oldest account receivable first, except that any such accounts collected by Broker from persons who are also indebted to Broker may be applied to Broker's account if so directed by the debtor or under circumstances in which there is a bona fide dispute between Licensee and such account debtor with respect to such account provided that such disputed accounts are reassigned to Licensee. Broker's obligation and authority shall not extend to the institution of litigation, employment of counsel or a collection agency or any other extraordinary means of collection. Broker agrees to reasonably cooperate with Licensee, at Licensee' expense, as to any litigation or other collection efforts instituted by Licensee to collect any delinquent Licensee Accounts Receivable. During the Collection Period, neither Licensee nor its agents shall make any direct solicitation of any account debtor for collection purposes or institute litigation for the collection of amounts due except with respect to any accounts that may be reassigned to Licensee. Any amounts relating to the Licensee Accounts Receivable that are paid directly to the Licensee shall be retained by the Licensee, but Licensee shall provide Broker with prompt notice of any such payment. Every forty (40) days during the Collection Period, Licensee shall make a payment to Licensee equal to the amount of all Collections of Licensee Accounts Receivable during such forty (40) day period, provided that Broker shall deduct from such amounts and shall be responsible for paying commissions due on the collected Licensee Accounts Receivable in accordance with ATTACHMENT G hereto. At the end of the Collection Period, any remaining Licensee Accounts Receivable shall be returned to Licensee for collection.

14.      PRORATION OF INCOME AND EXPENSES:  TRADE AGREEMENTS ADJUSTMENT.

                  14.1 Except as otherwise provided herein, all deposits, reserves and prepaid and deferred income and expenses relating to the Station Agreements shall be prorated between Broker and Licensee in accordance with general accepted accounting principles as of 11:59 p.m., Pacific time, on the Commencement Date.

                  14.2 SCHEDULE 14.2 will include a list of all Trade Agreements as of the Commencement Date included in the Station Agreements and the aggregate value of time owed ("Barter Payable") pursuant to each of the Trade Agreements and the aggregate value of goods and services to be received ("Barter Receivable") pursuant to each of the Trade Agreements, in each case as of the date specified on Schedule 14.2 hereof. On the Commencement Date, Licensee shall deliver to Broker a report, dated as of the Commencement Date (the "Commencement Date Trade Report"), which report lists all Trade Agreements included in the Station Agreements and the contract end date for each Trade Agreement together with a true and correct itemized statement of the aggregate value of the Barter Payable and Barter Receivable pursuant to each of the Trade Agreements. To the extent that the aggregate net value as reflected on the Commencement Date Trade Report of the Stations' Barter Payable exceeds the aggregate net value as reflected on the Commencement Date Trade Report of the Barter Receivable, Broker shall be entitled to receive the difference as a credit against the next due Monthly Fee(s).

                  14.3 Except as otherwise provided herein, the prorations and adjustments contemplated by this Section 14, to the extent practicable, shall be made on the Commencement Date. As to those prorations and adjustments not capable of being ascertained on the Commencement Date, an adjustment and proration shall be made within ninety (90) calendar days after the Commencement Date.

                  14.4 In the event of any disputes between the parties as to such adjustments, the amounts not in dispute shall nonetheless be paid at the time provided in Section 14.3 hereof and such disputes shall be determined by an independent certified public accountant mutually acceptable to the parties, and the fees and expenses of such accountant shall be paid one-half by Licensee and one-half by Broker.

15.  INDEMNIFICATION.

                  15.1 INDEMNIFICATION. Broker shall indemnify and hold Licensee and its stockholders, directors, partners, officers, agents, employees, successors, and assigns harmless from and against any and all claims, expenses, causes of action and liability resulting from or relating to (i) the broadcast of Programming during the Term, (ii) any and all promotions, contests and on-air "giveaways" by Broker relating to the Stations during the Term, (iii) a breach of Broker's representations, warranties, covenants or agreements contained herein, (iv) any liability resulting from Broker's default under the Station Agreements, and (v) all other matters arising out of or related to Broker's activities involving the Stations or use of the Licensee Station facilities or relating to the obligations assumed by Broker in connection with this Agreement including but not limited to any damage caused to Station equipment by Broker, its employees, or agents. Licensee agrees to indemnify, defend, and hold harmless Broker and its stockholders, directors, officers, agents, employees, successors and assigns from and against any and all liability that arises out of
(i) material broadcast by Licensee other than the Programming, (ii) liabilities (but not loss of advertising revenue) that arise as a result of Licensee's alteration of any and/or all Programming prior to broadcast by Licensee; and
(iii) the Retained Liabilities.

                  15.2 PROCEDURES: THIRD PARTY AND DIRECT INDEMNIFICATION CLAIMS. The indemnified party agrees to give written notice within a reasonable time to the indemnifying party of any demand, suit, claim or assertion of liability by third parties or other circumstances that could give rise to an indemnification obligation hereunder against the indemnifying party (hereinafter collectively "Claims," and individually a "Claim"), it being understood that the failure to give such notice shall not affect the indemnified party's right to indemnification and the indemnifying party's obligation to indemnify as set forth in this Agreement, unless the indemnifying party's ability to contest, defend or settle with respect to such Claim is thereby demonstrably and materially prejudiced.

         The obligations and liabilities of the parties hereto with respect to their respective indemnities pursuant to Section 15.1 resulting from any Claim shall be subject to the following additional terms and conditions:

                           15.2.1 The indemnifying party shall have the right to
undertake, by counsel or other representatives of its own choosing, the defense or opposition to such Claim.

                           15.2.2 In the event that the indemnifying party shall
elect not to undertake such defense or opposition, or within ten days after notice of any such Claim from the indemnified party shall fail to defend or oppose, the indemnified party (upon further written notice to the indemnifying party) shall have the right to undertake the defense, opposition, compromise or settlement of such Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the indemnifying party (subject to the right of the indemnifying party to assume defense of or opposition to such Claim at any time prior to settlement, compromise or final determination thereof).

                           15.2.3  Anything in this Section 15.2 to the
contrary notwithstanding: (a) the indemnified party shall have the right, at its own cost and expense, to participate in the defense, opposition, compromise or settlement of the Claim; (b) the indemnifying party shall not, without the indemnified party's written consent, settle or compromise any Claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party of a release from all liability in respect of such Claim; and (c) in the event that the indemnifying party undertakes defense of or opposition to any Claim, the indemnified party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the indemnifying party and its counsel or other representatives concerning such Claim and the indemnifying party and the indemnified party and their respective counsel or other representatives shall cooperate in good faith with respect to such Claim.

                           15.2.4 No undertaking of defense or opposition to a
Claim shall be construed as an acknowledgment by such party that it is liable to the party claiming indemnification with respect to the Claim at issue or other similar Claims.

16.      EVENTS OF DEFAULT: CURE PERIODS AND REMEDIES.

                 16.1. EVENTS OF DEFAULT. The following shall, after the expiration of the applicable cure periods, constitute Events of Default under the Agreement:

                           16.1.1 NON-PAYMENT. Broker's failure to timely pay
the consideration provided for in Section 2 and ATTACHMENT B hereof which is not cured within five (5) business days following notice in accordance with
Section 16.2 hereof;

                           16.1.2 DEFAULT IN COVENANTS OR ADVERSE LEGAL ACTION.
The default by any party hereto in the material observance or performance of any material covenant, condition or agreement contained herein which is not cured within five (5) business days following notice in accordance with Section
16.2 hereof, or if (a) any party shall make a general assignment for the benefit of creditors, (b) any party shall file or have filed against it a petition for bankruptcy, for reorganization or an arrangement, or for the appointment of a receiver, trustee or similar creditors' representative for the property or assets of such party under any federal or state insolvency law, which, if filed against such party, has not been dismissed or discharged within sixty (60) days thereof, or (c) specifically and without limitation, if Licensee's successors and assigns, including, without limitation, any assignee of the FCC license for the Stations, except if such successor or assign is Broker or an affiliate of Broker, refuses to abide by or terminates this Agreement during the term of this Agreement.

                           16.1.3 BREACH OF REPRESENTATION. If any material
representation or warranty herein made by either party hereto, or in any certificate or document furnished by either party to the other pursuant to the provisions hereof, shall prove to have been false in any material respect as of the time made or furnished and is not cured within thirty (30) days following notice in accordance with Section 16.2 hereof.

                           16.1.4 BREACH OF MERGER AGREEMENT. The breach by any
party or their affiliates in the observance or performance of any representation, warranty, covenant, condition or agreement in the Merger Agreement which is not cured within any time period provided for such cure under the Merger Agreement and which breach gives rise to a right to a party to terminate the Merger Agreement pursuant to Section 29 of the Merger Agreement, provided that no party may use its or its affiliate's own breach under the Merger Agreement as grounds to terminate this Agreement.

                  16.2 CURE PERIODS. An Event of Default shall not be deemed to have occurred until after the nondefaulting party has provided the defaulting party with written notice specifying the event or events that if not cured would constitute an Event of Default and specifying the actions necessary to cure within the relevant cure period. The Event of Default shall not be deemed to have occurred if actions necessary to cure are completed during the relevant cure period. The curing of any matter shall not relieve a party of its obligation to indemnify another pursuant to Section 15 hereof.

                  16.3 TERMINATION UPON DEFAULT. Upon the occurrence of an Event of Default, the non-defaulting party may terminate this Agreement provided that it is not also in material default hereunder, and may seek such remedies at law and/or equity as are available, including without limitation specific performance. If Broker has defaulted in the performance of its obligations, Licensee shall be under no further obligation to make available to Broker any further broadcast time or broadcast transmission facilities and, without limitation of remedies, all amounts accrued or payable to Licensee up to the date of termination which have not been paid, less any payment credits, shall immediately become due and payable.

                  16.4 LIABILITIES UPON TERMINATION. Upon termination of this Agreement, Broker shall be responsible for all liabilities, debts and obligations of Broker accrued from the purchase of air time and transmission services including, without limitation, accounts payable, barter agreements and unaired advertisements, but not for Licensee's federal, state, and local tax liabilities associated with Broker's payments to Licensee as provided for herein. With respect to Broker's obligations to broadcast material over the Stations after termination hereunder, Broker may propose compensation to Licensee for meeting these obligations, but Licensee shall be under no duty to accept such compensation or to perform such obligations. Upon termination, Broker shall return to Licensee any equipment or property of the Stations used by Broker, its employees or agents, in substantially the same condition and location as such equipment existed on the date of this Agreement, ordinary wear and tear excepted, and Broker shall assign to Licensee the still outstanding Station Agreements that were assigned to Broker pursuant to Section 12 hereof and any new contracts entered into by Broker relating to the Stations that Licensee expressly agrees to assume. Notwithstanding anything in the foregoing to the contrary, termination shall not extinguish any rights of either party as may be provided by Section 15 hereof.

         17. BROKER TERMINATION OPTION. Broker may elect to terminate this Agreement at any time during the term hereof in the event that Licensee preempts or substitutes other programming for that supplied by the Broker during ten percent (10%) or more of the total hours of operation of the Stations during any calendar month. In the event Broker elects to terminate this Agreement pursuant to this provision, it shall give Licensee notice of such election at least ten
(10) days prior to the termination date. Upon termination, neither party shall have any further liability to the other except as may be provided by Sections 15 and 16.4 hereof.

         18. RESPONSIVE PROGRAMMING. Broker and Licensee mutually acknowledge their interest in ensuring that the Stations serve the needs and interests of the residents of the Stations' community of license and service areas and agree to cooperate in doing so. Licensee shall, on a regular basis, assess the issues of concern to residents of the Stations' community of license and service areas and address those issues in its public service programming. Licensee shall describe those issues and responsive programming and place issues/programs lists in the Stations' public inspection file as required by FCC rules. The Programming shall include material that is responsive to the issues identified by Licensee. Licensee may request, and Broker shall provide, information concerning such of Broker's Programming that is responsive to community issues so as to assist Licensee in the satisfaction of its public service programming obligations. Broker shall also provide to Licensee upon request such other information necessary to enable Licensee to prepare records and reports required by the FCC or other local, state or federal government entities.

         19. TIME BROKERAGE CHALLENGE. If this Agreement is challenged in whole or in part at or by a governmental authority or is challenged in whole or in part in a judicial forum, counsel for the Licensee and counsel for the Broker shall jointly defend this Agreement and the parties' performance thereunder throughout all such proceedings. If this Agreement is declared invalid or illegal in whole or in substantial part by a ruling, order or decree of a governmental authority or court, and such ruling, order or decree has become effective, then the parties shall endeavor in good faith to reform the Agreement as necessary. If the parties are unable to reform this Agreement within thirty
(30) days of the effective date of such ruling, order or decree, then this Agreement shall terminate, and all sums owing to Licensee shall be paid and neither party shall have any further liability to the other except as may be provided by Section 15 hereof.

20.      ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS.

                  20.1. MUTUAL REPRESENTATIONS, WARRANTIES AND COVENANTS. Both Licensee and Broker represent that they are legally qualified, empowered, and able to enter into this Agreement, and that the execution, delivery and performance hereof shall not constitute a breach or violation of any agreement, contract or other obligation to which either party is subject or by which it is bound.

                  20.2. ADDITIONAL LICENSEE REPRESENTATIONS, WARRANTIES AND COVENANTS. Licensee makes the following further representations, warranties and covenants:

                                    20.2.1 AUTHORIZATIONS. During the term of
this Agreement, Licensee shall own and hold all licenses and other permits and authorizations necessary for the operation of the Stations as presently conducted (including licenses, permits and authorizations issued by the FCC), and such licenses, permits and authorizations shall be in full force and effect for the entire Term hereunder, unimpaired by any acts or omissions of Licensee, its principals, employees or agents. Licensee hereby makes and incorporates by reference the representations, warranties and covenants of Sellers set forth in the Merger Agreement that pertain to Licensee, its assets or its operation of the Stations.

                                    20.2.2 PAYMENT OF OBLIGATIONS. Licensee
shall not incur any debt, obligation or liability without the prior written consent of Broker if such undertaking would adversely affect Licensee's performance hereunder or the business and operations of the Broker permitted hereby. Subject to the provisions of Sections 2 and 11 hereof, Licensee shall pay in a timely fashion all of its debts, assessments and obligations, including without limitation tax liabilities and payments in each case attributable to the operations of the Stations, as they come due during the Term of this Agreement.

                                    20.2.3 BROADCAST OBLIGATIONS. Licensee has
no agreement, contract, commitment or understanding to broadcast on the Stations on or after the Commencement Date, any programs or commercial matter other than the Station Agreements. Licensee shall not incur any other programming obligations without the prior written consent of Broker except in connection with programming obligations incurred by Licensee for programming that replaces Programming that does not meet the standards set forth in this Agreement.

                                    20.2.4 LICENSEE CONTROL. Licensee hereby
verifies that for the term of this Agreement it shall maintain ultimate control over the Stations' facilities, including specifically control over the Stations' finances, personnel and programming, and nothing herein shall be interpreted as depriving Licensee of the power or right of such ultimate control.

                                    20.2.5 INSURANCE. Licensee shall maintain in
full force and effect (at Broker's expense) throughout the term of this Agreement insurance with responsible and reputable insurance companies or associations covering such risks (including fire and other risks insured against by extended coverage, public liability insurance, insurance for claims against personal injury or death or property damage and such other insurance as may be applicable) and in such amounts and on such terms as is conventionally carried by broadcasters operating radio stations with facilities in the area comparable to those of the Stations. Broker shall be listed as an additional insured on such insurance policies. Any insurance proceeds received by Licensee in respect of damaged property shall be used to repair or replace such property so that the operations of the Stations conform with this Agreement. Licensee shall present to Broker prior to the execution of this Agreement certificates of insurance or binders for such insurance policies. If requested by Broker, Licensee shall maintain, at Broker's expense, business interruption insurance for Broker's benefit.

                                    20.2.6 COMPLIANCE WITH LAW. Licensee
covenants that, throughout the term of this Agreement, Licensee shall comply with all laws and regulations applicable in the conduct of Licensee's business and Licensee acknowledges that Broker has not urged, counseled, or advised the use of any unfair business practice.

                  20.3 ADDITIONAL BROKER REPRESENTATIONS, WARRANTIES AND COVENANTS.

                                    20.3.1 COMPLIANCE WITH 47 C.F.R. SEC
73.3555(A). Broker hereby verifies that execution and performance of this Agreement complies with the Commission's restrictions on local radio ownership set out in Section 73.3555(a) of the FCC Rules.

                                    20.3.2 COMPLIANCE WITH APPLICABLE LAW.
Broker covenants that its performance of its obligations under this Agreement and its furnishing of Programming shall be in compliance with, and shall not violate, any applicable laws or any applicable rules, regulations, or orders of the FCC or any other governmental agency and Broker acknowledges that Licensee has not urged, counseled, or advised the use of any unfair business practice.

                                    20.3.3 HANDLING OF COMPLAINTS. Broker shall
promptly advise Licensee of any public or FCC complaint or inquiry that Broker receives concerning the Programming on the Stations and shall cooperate with Licensee and take all actions as may be reasonably requested by Licensee in responding to any such complaint or inquiry.

                                    20.3.4 COPYRIGHT AND LICENSING. Broker
represents and warrants to Licensee that Broker has and shall have throughout the term of this Agreement the full authority to broadcast the Programming on the Stations and that Broker shall not broadcast on the Stations any material in violation of the Copyright Act. All music supplied by Broker shall be: (i) licensed by ASCAP, SESAC or BMI; (ii) in the public domain; or (iii) cleared at the source by Broker.

                                    20.3.5 INFORMATION FOR FCC REPORTS. Upon
request by Licensee, Broker shall provide in a timely manner any such information in its possession which shall enable Licensee to prepare, file or maintain the records and reports required by the FCC.

                                    20.3.6 PAYOLA/PLUGOLA. Broker covenants that
it shall not accept, and shall instruct its employees not to accept, any consideration, compensation, gift or gratuity of any kind whatsoever, regardless of its value or form, including, but not limited to, a commission, discount, bonus, materials, supplies or other merchandise, services or labor, whether or not pursuant to written contracts or agreements between Broker and merchants or advertisers, unless the payer is identified in the program as having paid for or furnished such consideration, in accordance with FCC requirements. Broker agrees to annually, or more frequently at the request of Licensee, execute and provide Licensee with an affidavit regarding payola/plugola compliance.

         21. INTELLECTUAL PROPERTY. Effective as of the Commencement Date, Licensee licenses to Broker the exclusive right to use all intellectual property owned by or licensed to Licensee and used solely in the operation of the Stations (including, but not limited to, logos, jingles, promotional materials, call signs, goodwill, trademarks, service marks, slogans, trade names, copyrights and any applications and registrations therefor) (the "IP License"). In the event of termination of this Agreement, the IP License shall terminate.

         22. SUBCARRIER RIGHTS. Licensee and Broker acknowledge and agree that any subsidiary communications services transmitted on a subcarrier within the FM baseband signal of any of the Stations ("Subcarrier"), and any uses of the Subcarrier authorized by the FCC ("Subcarrier Uses"), are subject to the terms and conditions of this Agreement. Licensee hereby agrees (a) to apply, at Broker's expense, for any additional authorization from the FCC or any other governmental agency or entity that may be necessary in order to make use of any Subcarrier Uses, and (b) that Broker has the sole and exclusive right, subject to the terms and conditions hereof, to make use of any Subcarrier Uses and collect the revenues therefrom. Broker hereby agrees to reimburse Licensee for Licensee's reasonable expenses incurred in carrying out Licensee's obligations pursuant to this Section 22, including reasonable attorneys and engineering fees and expenses.

         23. PUBLICITY. Licensee and Broker shall not issue any press release or otherwise make any public statement with respect to the transactions contemplated herein except as may be required by law or regulation or as agreed to by Licensee and Broker.

         24. NO WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of Licensee or Broker in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of Licensee and Broker herein provided are cumulative and are not exclusive of any right or remedies which it may otherwise have.

         25. CONSTRUCTION. This Agreement shall be construed in accordance with the laws of the State of California, without giving effect to the choice of law provisions thereunder, and the obligations of the parties hereto are subject to all federal, state or municipal laws or regulations now or hereafter in force and to the regulations of the FCC and all other governmental bodies or authorities presently or hereafter to be constituted.

         26. HEADINGS. The headings contained in this Agreement are included for convenience only and no such heading shall in any way alter the meaning of any provision.

         27. PARTIES IN INTEREST; ASSIGNMENT. All covenants and agreements contained in this Agreement by or on behalf of any of the parties to this Agreement shall bind and inure to the benefit of their respective successors and assigns, whether so expressed or not. No party to this Agreement may assign its rights or delegate its obligations under this Agreement to any other person or entity without the express prior written consent of the other parties, except that (i) Broker may assign its rights and delegate its obligations to one or more subsidiary or affiliated corporation of Broker, in which event Broker shall be released and discharged of all obligation hereunder and all reference herein to Broker shall mean such subsidiary or affiliate; (ii) in the event that Broker finds it necessary or is required to provide to a third party a collateral assignment of Broker's interest in this Agreement or any related documents, Licensee will cooperate with Broker and any third party requesting such assignment including but not limited to signing a consent and acknowledgment of such assignment; provided, however, that except as otherwise provided herein Broker shall remain fully liable as to all of its obligations and agreements whether or not delegated or assigned.

         28. NOTICES. All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier, or transmitted by telegram, telex, or facsimile transmission addressed in accordance with the listing set forth in ATTACHMENT E hereto or such other address as the addressee may indicate by written notice to the other parties. Each notice, demand, request, or communication which shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the affidavit of messenger or (with respect to a telex or facsimile) the answerback being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

         29. ENTIRE AGREEMENT. This Agreement and the Merger Agreement and related documents embody the entire agreement between the parties and there are no other agreements, representations, warranties, or understandings, oral or written, between them with respect to the subject matter hereof. No alterations, modification or change of this Agreement shall be valid unless made in writing, and signed by like written instrument. No waiver of any provision hereof shall be valid unless in writing and signed by the party adversely affected by the waiver, and then such waiver shall be effective only in the specified instance and for the purpose for which given.

         30. SEVERABILITY. In the event that any of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable such event shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been contained herein.

         31. COUNTERPART SIGNATURES. This Agreement may be signed in one or more counterparts, each of which shall be deemed a duplicate original, binding on the parties hereto notwithstanding that the parties are not signatory to the original or the same counterpart. This Agreement shall be binding and effective as of the date on which the executed counterparts are exchanged by the parties.

                            [SIGNATURES ON NEXT PAGE]

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


POWER SURGE, INC.                           REDWOOD BROADCASTING, INC.

By:______________________________           By:______________________________

Name:____________________________           Name:____________________________

Title:___________________________           Title:____________________________


NORTHERN CALIFORNIA                         ALTA CALIFORNIA BROADCASTING, INC.
BROADCASTING, INC.

By:______________________________           By:______________________________

Name:____________________________           Name:____________________________

Title:___________________________           Title:____________________________


                                            REGENT COMMUNICATIONS, INC.

                                            By:_______________________________

                                            Name:_____________________________

                                            Title:____________________________

                            TIME BROKERAGE AGREEMENT

                                  ATTACHMENT A

                    Radio Stations Subject to this Agreement

                                     KRDG-FM
                                     KNNN-FM
                                     KRRX-FM
                                     KNRO-AM

                            TIME BROKERAGE AGREEMENT

                                  ATTACHMENT B

         During the Term of this Agreement, Broker shall pay to Licensee for each calendar month, pro-rated in the event of a partial month, the following:

         (A) Reimbursement to Licensee for Licensee Employee Expenses and Licensee Transmitter Expenses, commencing from the Commencement Date; plus

         (B) Reimbursement to Licensee for interest costs paid by Licensee on that portion of Alta's debt which is identified on Exhibit 20(j) to the Merger Agreement as Alta Senior Debt, computed in accordance with Licensee's historical financial statements, commencing from the Commencement Date; plus

         (C) An amount equal to the greater of $1,000.00 or 10% of the Monthly Average Cumulative Amount of Broker's Actual Broadcast Cash Flow for the Stations, payable within twenty-five (25) days after the end of each calendar month, supported by such operating statements and certifications as Licensee may reasonably request. For purposes of this Agreement, "Broadcast Cash Flow" shall mean, for any month, net revenue, excluding trade and barter revenue, from the sale of advertising time by Broker on the Stations and all other income generated by Broker from the Stations less Broker's operating expenses, including the above reimbursement but excluding trade and barter expenses, relating to the Stations and further excluding depreciation and amortization, interest and corporate overhead (all computed in accordance with Broker's historical financial statements). "Monthly Average Cumulation Amount of Broker's Actual Broadcast Cash Flow" shall mean, as of the end of any month, the amount equal to the aggregate amount of Broadcast Cash Flow received by Licensee under this Agreement from the Commencement Date through and including such month, divided by the number months elapsed, with partial months adjusted on a pro-rata basis to reflect projected monthly results.

         Broker shall pay to Licensee jointly (to be allocated among them as they shall determine) the estimate of each month's (or portion thereof) monthly payment on the first day of each month during the Term. Commencing after the second month of the Term, each successive monthly payment shall be adjusted to reflect the actual monthly payment due for the month two months prior. Within fifteen (15) days following the end of each month during the Term and as a condition precedent to further monthly payments by Broker, Licensee shall submit to Broker an invoice for the Licensee Employee Expenses, Licensee Transmitter Expenses, and interest costs on Alta Senior Debt paid by Licensee during such prior month, in such detail and supported by such documentation as Broker shall reasonably request. At the termination of this Agreement, a final adjustment shall be made to the estimates paid to reflect the actual fee payable over the Term of this Agreement.

                            TIME BROKERAGE AGREEMENT

                                  ATTACHMENT C

                               CORPORATE CONTRACTS
                               -------------------

         None.

                            TIME BROKERAGE AGREEMENT

                                  ATTACHMENT D

                              PROGRAMMING POLICIES
                              --------------------

                Broker will comply with and the Programming shall be consistent with the following policies:

I. Respectful of Faiths. The subject of religion and references to particular faiths and tenets shall be treated with respect at all times. None of the Stations will be used as a medium for attack on any faith, discrimination or sect upon any individual or organization.

II. Controversial Issues. Any discussion of controversial issues of public importance shall be reasonably balanced with the presentation of contrasting viewpoints in the course of overall programming; no attacks on the honesty, integrity, or like personal qualities of any person or group of persons shall be made during the course of political campaigns; and Station programs (other than public forum or talk features) are not to be used as a forum for editorializing about individual candidates. If such events occur, Licensee may require that responsive programming be aired. In the event that a statute, regulation or policy is adopted that requires the airing of responsive programming, programmer agrees to comply with such statute, regulation or policy and will prepare such responsive programming.

III. Donation Solicitation. Requests for donations in the form of a specific amount shall not be made if there is any suggestion that such donation will result in miracles, physical cures or life-long prosperity. However, statements generally requesting donations to support a broadcast or church are permitted.

IV. Treatment of Parapsychology. The advertising or promotion of fortune telling, occultism, astrology, phrenology, palm reading, or numerology, mind-reading, character readings, or subjects of the like nature will not be broadcast.

V. No Ministerial Solicitations. No invitations by a minister or other individual appearing on the program to have listeners come and visit him or her for consultation or the like shall be made if such invitation implies that the listeners will receive consideration, monetary gain, or physical cures for illness.

VI. No Vending of Miracles. Any exhortation to listeners to bring money to a church affair or service containing any suggestion that miracles, physical cures, or prosperity will result is prohibited.

VII. Sale of Religious Artifacts. The offering for sale of religious artifacts or other items for which listeners would send money is prohibited unless such items are normally available in ordinary commerce or are clearly being sold for proper fund-raising purposes.

VIII. No Miracle Solicitation. Any invitation to listeners to meet at places other than a church and/or to attend other than regular services of a church is prohibited if the invitation, meeting, or service contains any claim that miracles, physical cures or prosperity will result.

IX. No Plugola or Payola. The mention of any business activity or "plug" for any commercial, professional, or other related endeavor, except where contained in an actual commercial message of a sponsor, or otherwise lawful, is prohibited. No commercial messages (plugs) or undue references shall be made in programming presented over the Stations to any business venture, profit making activity or other interest (other than noncommercial announcements for bona fide charities, church activities or other public service activities) in which Broker is directly or indirectly interested without the same having been approved in advance by the Stations' respective Managers and such broadcast being announced as sponsored material.

X. No Lotteries. Announcements giving any information about lotteries or games prohibited by federal or state law or regulations are prohibited.

XI. No Gambling. References to "dream books, " the "straight line," or other direct or indirect descriptions or solicitations relative to the "numbers game," or the "policy game," or any other form of gambling are prohibited.

XII. No Numbers Games. References to chapter and verse paragraphs, paragraph numbers, or song numbers, which involve three digits should be avoided and, when used, must reasonably relate to a non-gambling activity.

XIII. Political Programming. At least 90 days before the start of any election campaign, Broker will review with the Stations' Managers the rates that will be charged for the time to be sold to candidates for public office of their supporters to make certain that such rates conform with applicable law and Station policy.

XIV. Required Announcements. Programmer shall broadcast an announcement in form satisfactory to Licensee at the beginning of each hour to identify the Station and any other announcement that may be required by law, regulation or Station policy.

XV. Credit Terms Advertising. Unless all applicable state and federal guidelines relative to disclosure to credit terms are complied with, no advertising of credit terms will be made over the Stations beyond mention of the fact that, if desired, credit terms are available.

XVI. No Illegal Announcements. No announcement or promotion prohibited by federal or state law or regulation of any lottery or game shall be made over the Stations.

XVII. Licensee Discretion Paramount. In accordance with Licensee's responsibility under the Communications Act of 1934, as amended, and the rules and regulations of the FCC, Licensee reserves the right to reject or terminate any advertising or programming being presented over the Stations which is in conflict with Station policy or which in Licensee's sole but reasonable judgment would not serve the public interest.

XVIII. Programming Prohibitions. Programmer shall not knowingly broadcast any of the following programs or announcements:

A.       False Claims. False or unwarranted claims for any product or service.

B. Unfair Imitation. Infringements of another advertiser's rights through plagiarism or unfair imitation of either program idea or copy, or any other unfair competition.

C. Commercial Disparagement. Any unfair disparagement of competitors or competitive goods.

D. Indecency, Obscenity, Profanity. Any programs or announcements that are slanderous, obscene, indecent, profane, vulgar, repulsive or offensive, either in theme or treatment.

E. Unauthenticated Testimonials. Any testimonials which cannot be authenticated.

F. Descriptions of Bodily Functions. Any presentation which describes in a repellent manner bodily functions.

G. Conflicting Advertising. Any advertising matter or announcement which may, in the opinion of Licensee, be injurious or prejudicial to the interests of the public or the Stations, or to honest advertising and reputable business in general.

H. Contests. Any contests or promotions which are in any way misleading or constitute a public nuisance or are likely to lead to injury to persons or property.

I. Telephone Conversations. Any programming in violation of any statute, regulation or policy, including without limitation to, Section 73.1206 of the FCC's rules, or any successor regulation, dealing with the taping and/or broadcast of telephone conversations.

                  In any case where obvious questions of policy or interpretation arise, programmer will submit the same to the general manager of the station for decision before any broadcast of such material.

                            TIME BROKERAGE AGREEMENT

                                  ATTACHMENT E

If notice is to the Licensee:

         Redwood Broadcasting, Inc.
         7518 Elbow Bend Road
         P.O. Box 3463
         Carefree, AZ 85377
         Attention: John C. Power
         Telecopy No:  (602) 488-2384

         With a copy to (which shall not constitute notice):

         Pepper & Corazzini, L.L.P.
         1776 K Street Northwest
         Suite 200
         Washington, D.C. 20006
         Attention:  Peter Gutmann, Esq.
         Telecopy-No: (202) 296-5572

If the notice is to Broker:

         Regent Communications, Inc.
         50 East RiverCenter Blvd.
         Suite 180
         Covington, KY  41011
         Attention:  Terry S. Jacobs
         Telecopy No. (606) 292-0453

With a copy to (which shall not constitute notice):

         Strauss & Troy
         2100 PNC Center
         201 East Fifth Street
         Cincinnati, OH  45202
         Attention: Alan C. Rosser, Esq.
         Telecopy No: (513) 241-8289

                            TIME BROKERAGE AGREEMENT

                                  ATTACHMENT G

                                   Commissions

         Commissions are payable on the 15th day of each month at the rate of 15% of agency collections and 20% on direct business collections received during the preceding calendar month.